Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF SHARE EXCHANGE

between

CELLEGY PHARMACEUTICALS, INC. and

BIOSYN, INC. a Pennsylvania corporation

Dated as of October 7, 2004

TABLE OF CONTENTS

ARTICLE I THE SHARE EXCHANGE
1.1	The Exchange
1.2	Effect of the Exchange
1.3	Closing; Effective Time
1.4	Certificate of Incorporation and Bylaws
1.5	Directors and Officers
1.6	Conversion of Securities
1.7	Certain Adjustments
1.8	Fractional Shares
1.9	Dissenting Shares
1.10	No Further Transfer of Company Capital Stock
1.11	Exchange of Certificates
1.12	Escrow
1.13	Securities Law Matters
1.14	Further Action
ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY
2.1	Organization and Good Standing
2.2	No Subsidiaries
2.3	Authority
2.4	No Conflict
2.5	Consents
2.6	Governmental Authorizations
2.7	Capitalization
2.8	Company Financial Statements
2.9	Absence of Certain Changes
2.10	No Undisclosed Liabilities
2.11	Title to Property; Absence of Encumbrances; Condition of Equipment
2.12	Restrictions on Business Activities
2.13	Interested Party Transactions
2.14	Intellectual Property
2.15	Taxes
2.16	Employee Benefit Plans
2.17	Employee Matters
2.18	Insurance.
2.19	Compliance with Legal Requirements
2.20	Environmental Matters
2.21	Legal Proceedings
2.22	Contracts; No Defaults
2.23	Labor Matters
2.24	Business Relationships
2.25	Regulatory Compliance
2.26	Unlawful Payments
2.27	Minute Books

i

2.28	Complete Copies of Materials
2.29	Representations Complete
2.30	Opinion of Financial Advisor
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT
3.1	Organization and Good Standing
3.2	Authority
3.3	No Conflict
3.4	Consents
3.5	Capitalization
3.6	SEC Reports
3.7	Absence of Changes
3.8	Governmental Permits, Etc
3.9	Insurance
3.10	Intellectual Property
3.11	Employee Benefit Plans
3.12	Legal Proceedings
3.13	Securities Matters
3.14	Representations Complete
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1	Operation of the Company’s Business
4.2	No Solicitation. During the Pre-Closing Period:
ARTICLE V ADDITIONAL AGREEMENTS
5.1	Shareholder Approval
5.2	Access to Information
5.3	Confidentiality
5.4	Legal Requirements; Shareholder Representation Letters
5.5	FIRPTA Compliance
5.6	Expenses
5.7	Termination of 401(k) Plan
5.8	Continuing Employees and Employee Benefits
5.9	Indemnification of Officers and Directors
5.10	Voting Agreements
5.11	Listing of Additional Shares Prior to the Effective Time
5.12	Statement of Expenses; Closing Date Balance Sheet
5.13	Public Disclosure
5.14	Resignation of Officers and Directors
5.15	Preparation of Company Information Statement
5.16	Registration Statements
5.17	Notice of Certain Activities
5.18	Tax Matters
5.19	Allocation of Certain Expenses
5.20	Payment of Covered Liabilities
5.21	Reimbursable Pre-Closing Activities
5.22	Unperformed Activities Relating to Advances

ii

5.23.	Settlement of Additional Liabilities
5.24.	Secured Payment Items
5.25.	Acknowledgment and Assumption of Certain Options.
5.26	Audited Financial Statements
ARTICLE VI CONDITIONS TO THE SHARE EXCHANGE
6.1	Conditions Precedent to Obligations of Each Party
6.2	Conditions Precedent to Obligations of Parent
6.3	Conditions Precedent to Obligation of the Company
ARTICLE VII INDEMNIFICATION AND ESCROW
7.1	Survival of Representations, Warranties, Covenants and Agreements
7.2	Escrow and Indemnification
ARTICLE VIII TERMINATION PROVISIONS
8.1	Termination
8.2	Effect of Termination
ARTICLE IX GENERAL PROVISIONS
9.1	Amendment
9.2	Waiver
9.3	Entire Agreement; Counterparts
9.4	Applicable Law; Jurisdiction
9.5	Attorneys’ Fees
9.6	Assignability
9.7	Notices
9.8	Cooperation
9.9	Construction
9.10	Specific Performance
9.11	Severability

Exhibit A:	Definitions
Exhibit B:	Voting Agreement
Exhibit C:	Post-Effective Time Company Charter
Exhibit D:	Post-Effective Time Company Bylaws
Exhibit E:	Earn-Out Payment Milestones
Exhibit F:	Escrow Agreement
Exhibit G:	Legal Opinion from legal counsel to the Company
Exhibit H:	Legal Opinion from legal counsel to Parent
Exhibit I:	Registration Rights Agreement

iii

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (the “Agreement”) is made and entered into as of October 7, 2004, by and between Cellegy Pharmaceuticals, Inc., a Delaware corporation (“Parent”) and Biosyn, Inc., a Pennsylvania corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

BACKGROUND

A.            Parent and the Company intend to effect a share exchange (the “Share Exchange”) in accordance with this Agreement and Section 1931 of the Pennsylvania Business Corporation Law (the “Pennsylvania BCL”) whereby all of the outstanding shares of Company Capital Stock will be exchanged for shares of Parent Common Stock and all outstanding Company Options and Company Warrants will be assumed by Parent. Upon consummation of the Share Exchange, the Company will become a wholly owned subsidiary of Parent.

B.            The respective boards of directors of Parent and the Company have approved this Agreement and approved the Share Exchange.

C.            Simultaneously with the execution of this Agreement, and as an inducement to Parent to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements with Parent, in the form of Exhibit B, pursuant to which each such shareholder has, among other things, agreed upon the terms and subject to the conditions thereof, to vote such shareholder’s Company Capital Stock in favor of the Share Exchange.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1          The Exchange. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Pennsylvania BCL, all of the outstanding Company Capital Stock will be exchanged for Parent Common Stock, all of the Company Options outstanding at the Effective Time will be exchanged for options to purchase Parent Common Stock and all Company Warrants outstanding at the Effective Time will be exchanged for warrants to purchase Parent Common Stock.

1.2          Effect of the Exchange. The Share Exchange shall have the effects set forth in the Articles of Exchange and in the applicable provisions of the Pennsylvania BCL.

1.3          Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Weintraub Genshlea Chediak

Sproul, 400 Capitol Mall, 11th Floor, Sacramento, California, at 10:00 a.m., on a date to be agreed by Parent and Company (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, articles of exchange satisfying the applicable requirements of the Pennsylvania BCL (the “Articles of Exchange”) shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Department of State of the Commonwealth of Pennsylvania (the “Secretary of State”). The Share Exchange shall become effective upon the latest of: (a) the date and time of the filing of the Articles of Exchange with the Secretary of State, or (b) such later date and time as may be specified in the Articles of Exchange with the consent of Parent and Company (the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws. At the Effective Time:

(a)           the Company Charter shall be amended and restated to conform to that attached as Exhibit C, immediately upon the Effective Time; and

(b)           the Company Bylaws shall be amended and restated to conform to that attached as Exhibit D, immediately upon the Effective Time.

1.5          Directors and Officers. At the Effective Time, the directors and officers of the Company shall be as set forth on Schedule 1.5.

1.6          Conversion of Securities. At the Effective Time, by virtue of the Share Exchange and without any action on the part of Parent or the Company or the holders of any of the following securities, the manner of converting and exchanging Company securities in connection with the Share Exchange shall be as follows:

(a)           Cancellation of Shares. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held in the Company’s treasury immediately prior to Effective Time, shall, at the Effective Time and by virtue of the Share Exchange, and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(b)           Company Warrants, Company Options. Each of the Company Options and Company Warrants, if any, whether vested or unvested (including without limitation all outstanding options granted under the Company Stock Option Plan and any individual non-plan options) that are outstanding at the Effective Time, will by virtue of the Share Exchange, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option or warrant, as the case may be, to purchase that whole number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Option or Company Warrant at the Effective Time by the Common Stock Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Option or Company Warrant immediately prior to the

Effective Time divided by the Common Stock Exchange Ratio, rounded up to the nearest cent. If the foregoing calculation results in an assumed Company Option or Company Warrant being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option or warrant will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, vesting commencement date, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms and conditions of the Company Options and Company Warrants will otherwise be unchanged. Continuous employment with the Company will be credited to an optionee of the Company for purposes of determining the number of shares of Parent Common Stock subject to exercise under an assumed Company Option or Company Warrant after the Effective Time.

(c)           Exchange of Shares. Subject to the terms of Section 1.9, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock held in the Company’s treasury or shares of Company Capital Stock that are held by shareholders duly exercising appraisal rights pursuant to Section 1931(d) of the Pennsylvania BCL (“Dissenting Shares”)) shall be exchanged for shares of Parent Common Stock upon which the certificates representing such shares of Company Capital Stock shall represent the right to receive a portion of the Total Exchange Consideration as provided below. By virtue of the Share Exchange and without any action on the part of Parent, Parent will own all Shares of Company Capital Stock exchanged for Parent Common Stock.

(i)            Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6(a) and any Dissenting Shares to the extent provided in Section 1.9), shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be exchanged for shares of Parent Common Stock upon which the certificates representing such shares of Company Capital Stock shall represent the right to receive that fraction of a share of Parent Common Stock equal to the Common Stock Exchange Ratio.

(ii)           Company Series B Preferred Stock. Subject to Section 1.12, each issued and outstanding share of Company Series B Preferred Stock (other than shares to be canceled in accordance with Section 1.6(a) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be exchanged for shares of Parent Common Stock upon which the certificates representing such shares of Company Capital Stock shall represent the right to receive that fraction of a share of Parent Common Stock equal to the Preferred Exchange Ratio.

(iii)          Company Series A Preferred Stock. Subject to Section 1.12, each issued and outstanding share of Company Series A Preferred Stock (other than shares to be canceled in accordance with Section 1.6(a) and any Dissenting Shares to the extent provided in Section 1.9) shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, be exchanged for shares of Parent Common Stock upon which the certificates representing such shares of Company Capital Stock shall represent the right to receive that fraction of a share of Parent Common Stock equal to the Preferred Exchange Ratio.

(iv)          Earn-Out Payments. In addition to the consideration specified above, holders of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock (other than shares to be canceled in accordance with Section 1.6(a) and any Dissenting Shares to the extent provided in Section 1.9) will be eligible to receive additional cash payments upon achievement of specified milestones after the Closing Date (the “Earn-Out Payments”), which milestones and cash payments are specified in Exhibit E. Upon the achievement of each milestone, (A) Parent shall pay to each holder of Company Common Stock as of the time immediately prior to the Effective Time a portion of the Earn-Out Payment specified for that milestone in Exhibit E equal to the Common Stock Earn-Out Payment times the number of shares of Company Common Stock held by such Shareholder as of the time immediately prior to the Effective Time and (B) Parent shall pay to each holder of Company Preferred Stock as of the time immediately prior to the Effective Time a portion of the Earn-Out Payment specified in that milestone in Exhibit E equal to the Preferred Stock Earn-Out Payment times the number of shares of Company Preferred Stock held by such Shareholder as of the time immediately prior to the Effective Time. Parent shall make each cash payment within forty-five (45) days after achievement of each milestone. Parent shall use commercially reasonable efforts to develop and commercialize the Company’s C31G product. Parent shall keep the Shareholders’ Agent reasonably informed of the progress of development of the C 31G product; provided, however, that Parent shall have no obligation to otherwise inform the Shareholders, through public disclosures or otherwise, of the status of any matters relating to the Earn-Out Payments until the Earn-Out Payments are due. Before the Closing, the Company will provide Parent a list (the “Shareholder Contact List”) that contains the names of all the Shareholders and their respective contact information. Parent shall designate an employee or agent of Parent (the “List Holder”) to hold the Shareholder Contact List and to update it as the Shareholders or the Shareholders’ Agent notify the List Holder in writing of any changes in the Shareholders’ contact information. Parent shall provide the name, title and contact information of the List Holder, and any changes to such information, to the Company and the Shareholders’ Agent.

1.7          Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the applicable Exchange Ratio shall be appropriately adjusted.

1.8          Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Share Exchange, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder and allocating the initial distribution of such shares between such holder and the Escrow Agent in accordance with Section 1.12) shall, upon surrender of such holder’s Company stock certificate(s) (the “Company Stock Certificate”), be paid in cash the dollar amount equal to such fractional share multiplied by the Parent Common Stock Price.

1.9          Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal or dissenters’ rights for such holder’s Dissenting Shares in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights, shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6(c) (and cash in lieu of fractional shares in accordance with Section 1.8), but the holder thereof shall only be entitled to such rights as are granted by applicable law.

(b)           Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal or dissenters’ rights under applicable law, then, as of the later of the Effective Time and the occurrence of such event, the shares of Company Capital Stock held by such Shareholder that formerly constituted Dissenting Shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6(c) (and cash in lieu of fractional shares in accordance with Section 1.8), without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)           The Company shall give Parent (i) prompt written notice of its receipt of any written demand for appraisal in respect of any shares of Company Capital Stock, withdrawals of such demands and any other instruments relating to the Share Exchange served pursuant to applicable law and received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offers to settle or settle any such demands.

1.10        No Further Transfer of Company Capital Stock. At the Effective Time all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be exchanged, and all holders of Company Stock Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except the right to receive the consideration described in Section 1.6(c) or Section 1.9, as applicable. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. Subject to Section 1.11(f) if, after the Effective Time, a valid Company Stock Certificate previously representing any of such shares of Company Capital Stock is presented to the Exchange Agent (as defined in Section 1.11) or to the Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.11.

1.11        Exchange of Certificates.

(a)           Exchange Agent. Parent may act as exchange agent in connection with Share Exchange (the “Exchange Agent”). If Parent elects to have a third party act as Exchange Agent, then Mellon Investor Services LLC or such other institution as Parent selects with the reasonable consent of the Company shall act as exchange agent in the Share Exchange.

(b)           Parent to Provide Common Stock and Cash. Promptly after the Effective Time, Parent shall supply or cause to be supplied to the Exchange Agent for exchange in accordance with this Section 1.11 through such reasonable procedures as Parent may adopt: (i) certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6(c) in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time, less the number of shares of Parent Common Stock to be deposited into an escrow fund (the “Escrow Fund”) pursuant to the requirements of Section 1.12 and Section 7.2; and (ii) cash from the Parent in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.8 (collectively, (i) and (ii) shall be referred to as the “Exchange Fund”).

(c)           Exchange Procedures. At least 10 business days prior to the Effective Time, the Company, on behalf of Parent, shall cause to be mailed to each holder of record of a Company Stock Certificate that immediately prior to the Effective Time would represent outstanding shares of Company Capital Stock, whose shares would be converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon receipt of the Company Stock Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify, including a lock-up provision prohibiting any transfer of any Exchange Shares for a period not to exceed ninety (90) days after the Effective Time for all of the Exchange Shares issuable to Shareholders, subject to the ability of certain Shareholders to sell shares earlier pursuant to the provisions of the Registration Rights Agreement); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for certificates representing shares of Parent Common Stock (and cash in lieu of fractional shares). Upon surrender of a Company Stock Certificate for cancellation to the Exchange Agent after the Effective Time or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Parent Common Stock less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder’s behalf pursuant to Sections 1.12 and 7.2 hereof, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.11(d), and (z) cash (without interest) in respect of fractional shares as provided in Section 1.8, and the Company Stock Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an affidavit in form and substance reasonably satisfactory to Parent as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(d)           Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate. Subject to applicable law, following surrender of any such Company Stock Certificate, there shall be paid to the record holder of the Company Stock Certificate a certificate representing whole shares of Parent Common Stock issued in exchange therefor (and cash in lieu of fractional shares), without interest at the time of such surrender, and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(d)) with respect to such shares of Parent Common Stock.

(e)           Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable, and shall provide such written assurances regarding federal and state securities law compliance as Parent may reasonably request.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company six months after the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not previously complied with this Section 1.11 shall thereafter look only to Parent for payment of their claim for their portion of the Exchange Shares and any dividends or distributions with respect to the Exchange Shares.

(g)           No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of the Exchange Agent, Parent, the Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)           Dissenting Shares. The provisions of this Section 1.11 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 1.11 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange such Exchange Shares to which such holder is entitled pursuant to Section 1.6.

1.12        Escrow. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 7.2 hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Section 7.2 hereof) a certificate or certificates representing fifteen percent (15%) of the Exchange Shares (collectively, the “Escrow Shares”) (which shall be registered in the name of the Escrow Agent as nominee for the holders of Company Stock Certificates canceled pursuant to Section 1.11). Such shares shall be beneficially owned by such holders and such shares shall be held in escrow and shall be available to compensate Parent for certain damages as provided in Section 7. To the extent not used for such purposes, such shares shall be released, all as provided in Section 7.

1.13        Securities Law Matters. Parent and the Company intend that the Exchange Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the SEC thereunder, by reason of Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

1.14        Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Parent with full right, title and possession of all shares of Company Capital Stock, the officers and directors of the Company and Parent shall be fully authorized (in the name of Company and otherwise) to take such action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent that the statements contained in this Article II are true and correct as set forth herein and as qualified by the disclosure schedule separately delivered to the Parent concurrently herewith (the “Company Disclosure Schedule”). The disclosures set forth in the Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II.

2.1          Organization and Good Standing.

(a)           The Company is a corporation duly organized, validly existing, and validly subsisting under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as now being conducted and as proposed to be conducted and to own or use its properties and assets. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           The Company has delivered to Parent copies of the Company Charter, Company Bylaws and other organizational documents of the Company, as currently in effect.

2.2          No Subsidiaries. The Company does not have any Subsidiaries or affiliated companies and does not otherwise own any shares in the capital of or any interest in, or control,

directly or indirectly, any corporation, partnership, limited liability company, association, joint venture or other business entity.

2.3          Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other agreements expressly required to be executed and delivered in connection with the transactions contemplated hereby (the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company subject only to the approval of this Agreement by the Shareholders holding the requisite number of shares of Company Capital Stock needed to consummate the Share Exchange. The Board of Directors of the Company has unanimously approved this Agreement and the Share Exchange. This Agreement has been (and the Ancillary Agreements will be at the Closing) duly executed and delivered by the Company, and this Agreement constitutes (and the Ancillary Agreements will constitute at the Closing) the valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

2.4          No Conflict. Except as set forth in Section 2.4 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of the Company Charter (in its current form and as it may be amended immediately prior to the Effective Time) or Company Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract, grant, funding arrangement, or other agreement or instrument, permit, concession, franchise or license of the Company or (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets.

2.5          Consents. Except as set forth in Section 2.5 of the Company Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity or NGO or any party to any Material Contract is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company and any Ancillary Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (b) the filing of the Articles of Exchange with the Secretary of State.

2.6          Governmental Authorizations. The Company has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity or NGO (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) that is required for the operation of the Company’s business or the holding of any such interest, and all of such authorizations are in full force and effect.

2.7          Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Company Common Stock, of which 5,031,267 shares have been issued and are outstanding as of August 31, 2004; and (ii) 100,000 shares of Company Preferred Stock $0.01 par value, (A) of which 21,000 shares are designated as Company Series A Preferred Stock and of which 7,000 shares have been issued and are outstanding as of the date of this Agreement; and (B) of which 21,000 shares are designated as Company Series B Preferred Stock and of which 5,000 shares have been issued and are outstanding as of the date of this Agreement. The Company Capital Stock is held by the persons and in the amounts set forth on Section 2.7(a) of the Company Disclosure Schedule. Pursuant to Section 1.6(c)(iv), Company shall provide Shareholder Contact List. There are not any notes or other indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Shareholders may vote. There are no shares of Company Capital Stock held in treasury. Except as set forth in Section 2.7(a) of the Company Disclosure Schedule, all of the outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued, and are fully paid, non-assessable and free of all liens or encumbrances, (ii) are not subject to preemptive rights or rights of first refusal created by statute, the Company Charter, the Company Bylaws or any agreement to which the Company is a party or by which it is bound and (iii) have been issued in compliance with federal and state securities laws. There are no declared or unpaid dividends with respect to any shares of the Company’s Capital Stock. Except as described in this Section 2.7(a), the Company has no other capital stock authorized, issued or outstanding.

(b)           Except for the Company’s 1999 Stock Option Plan (the “Company Stock Option Plan”) or as set forth in Section 2.7(b) of the Company Disclosure Schedule, the Company does not have any stock option plan or other plan or agreement providing for any equity compensation or incentive for any Person. The Company has reserved 1,000,000 shares of Company Common Stock for issuance under the Company Stock Option Plan, of which, as of August 31, 2004, zero shares have been issued upon exercise of awards under the Company Stock Option Plan, 865,600 shares are subject to issuance upon the exercise of options granted under the Company Stock Option Plan and outstanding as of the date of this Agreement and 134,400 shares remain available for future option grants under the Company Stock Option Plan. Additional options to purchase a total of 515,800 shares of Company Common Stock and zero shares of Company Preferred Stock have been granted other than pursuant to the Company Stock Option Plan and are currently outstanding. Stock options granted by the Company pursuant to its stock option plans and any stock options granted outside of the Company Stock Option Plan are referred to in this Agreement as “Company Options.” The Company has delivered or made available to Parent accurate and complete copies of all stock option plans and agreements, or in the absence of such complete copies, accurate summaries of such plans and agreements, pursuant to which the Company (or any of its predecessors) has granted stock options which are currently outstanding. Section 2.7(b) of the Company Disclosure Schedule accurately sets forth as of the date of this Agreement, the names of all persons who hold outstanding Company Options, and sets forth for each such person (i) the plan or arrangement under which Company Options have been issued to such person, (ii) the number of vested Company Options held by such person, (iii) a vesting schedule for the unvested Company Options held by such person and (iv) the exercise prices for such Company Options. As of the date of this Agreement, there were 478,000 shares of Company Common Stock, 0 shares of Company Series A Preferred Stock and 0 shares of Company Series B Preferred Stock reserved for issuance upon the exercise of outstanding Company Warrants, and the Company Warrants are held by the persons and in the amounts set forth in Section 2.7(b) of the Company Disclosure Schedule. The Company has delivered or made available to Parent true and complete copies of each warrant and warrant agreement evidencing each Company Warrant. Except for the rights created pursuant to this Agreement and the rights otherwise described in this Section 2.7, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All shares of Common Stock issuable upon conversion of the Company Preferred Stock or upon exercise of the Company Options described in this Section 2.7, and all shares of Company Capital Stock issuable upon exercise of the Company Warrants, will be, when issued pursuant to the respective terms of such Company Capital Stock, Company Options or Company Warrants, duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in Section 2.7(b) of the Company Disclosure Schedule,  there are no other contracts, commitments or agreements relating to voting, purchase or sale of the Company’s capital stock (a) between or among the Company and any of its shareholders; and (b) to the Company’s Knowledge, between or among any of the Company’s shareholders, except for the shareholders delivering the Voting Agreements. As a result of the Share Exchange, Parent will be the record and sole beneficial owner of all outstanding Company Capital Stock.

2.8          Company Financial Statements. (a) The Company has furnished to Parent correct and complete copies of (i) unaudited financial statements of the Company consisting of a balance sheet of the Company as of December 31, 2003 and the related statement of operations, statement of changes in stockholders’ deficiency and statement of cash flows for the 12-month period then ended and unaudited accompanying footnotes (collectively, the “2003 Unaudited Financials”), (ii) audited financial statements of the Company consisting of a balance sheet of the Company as of December 31, 2002 and the related statement of operations, statement of changes in stockholders’ deficiency and statement of cash flows for the 12-month period then ended and (iii) an unaudited balance sheet of the Company as of August 31, 2004 and the related statement of operations, statement of changes in stockholders’ deficiency and statement of cash flows for the eight-month period then ended (collectively, the “Financial Statements”), copies of which are attached as Section 2.8 of the Company Disclosure Schedule. All such Financial Statements have been prepared from the books and records of Company in accordance with GAAP consistently applied (except that such unaudited financial statements (except for the 2003

Unaudited Financials) do not contain all of the required footnotes and except as noted in the opinions of KPMG rendered in April 2003), and present fairly the financial position and assets and liabilities (as defined by GAAP) of the Company as of the dates thereof, and the results of its operations for the respective periods then ended. The unaudited balance sheet of Company as of August 31, 2004 that is included in the Financial Statements is referred to herein as the “Current Balance Sheet.” The Company maintains a standard system of accounting established and administered in accordance with GAAP. The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. The Company has no securitization transactions or “offbalance sheet arrangements” (as defined in Item 303(c) of the Regulation S-K under the Exchange Act). The Company’s auditor, since the date of enactment of the Sarbanes-Oxley Act, has at all times since such date been “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act. Section 2.8 of the Company Disclosure Schedule summarizes all non-audit services performed by the Company’s auditor for the Company since January 1, 2002.

(b)           Section 2.8(b) of the Company Disclosure Schedule sets forth the amount of unaudited accounts receivable and unbilled revenue as reflected in the Current Balance Sheet, all of such amounts relating to monies owed to Biosyn by Governmental Entities and/or NGOs.

(c)           Section 2.8(c) of the Company Disclosure Schedule sets forth the amount of unaudited deferred revenue as reflected in the Current Balance Sheet, all of such amounts relating to monies given to the Company under funding agreements with Governmental Entities and/or NGOs.

2.9          Absence of Certain Changes. Since August 31, 2004 (the “Base Date”) and except as set forth in Section 2.9 of the Company Disclosure Schedule, the Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company; (b) any acquisition, sale or transfer of any assets or properties of the Company or any creation of any security interest in such assets or properties; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (e) any Material Contract entered into by the Company, or any material amendment or termination of, or default under, any Material Contract to which the Company is a party or by which it is bound; (f) any amendment or change to the Company Charter or Company Bylaws; (g) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees; (h) any notice or other communication from any Governmental Entity or NGO that is providing or has agreed to provide funding relating to research, development, testing, studies, clinical trials or commercialization of any of the Company Products, reducing or terminating, or indicating an intention to reduce or terminate, any such funding or indicating an intention to modify in any material respect the terms under which such funding will be provided; (i) any licensing or sublicensing of any rights under or with respect to any Company Intellectual Property; or (j) any agreement by the Company to do any of the things described in the preceding clauses (a) through (i).

2.10        No Undisclosed Liabilities. Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company has no liabilities, indebtedness, obligations, expenses, claims, deficiencies, or guarantees of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due, including any liability for taxes), except for (i) liabilities or obligations reflected or reserved against in the Current Balance Sheet, (ii) current liabilities incurred in the ordinary course of business since the Base Date and which are not material in amount, and (iii) liabilities incurred in connection with the transactions contemplated hereby since the Base Date.

2.11        Title to Property; Absence of Encumbrances; Condition of Equipment.

(a)           The Company does not own any real property nor has the Company ever owned any real property. Section 2.11(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b)           The Company has good and valid title to the properties, real and personal, reflected in the Current Balance Sheet. All leasehold interests of the Company are free and clear of any Encumbrances, except (i) statutory Encumbrances securing payments not yet due and (ii) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties.

(c)           Section 2.11(c) of the Company Disclosure Schedule lists all items of equipment with an original value in excess of $1,000 (the “Equipment”) owned or leased by the Company and such Equipment is, (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.12        Restrictions on Business Activities. There is no agreement (non-compete or otherwise), judgment, injunction, order or decree binding upon the Company that has or reasonably could be expected to have, the effect of prohibiting or materially impairing any clinical trials relating to Company Product (except for customary field of use limitations in licenses) that do not prohibit or materially impair the conduct of clinical trials) or any currently contemplated acquisition of property by the Company or the conduct by the Company of its business as currently conducted or as currently proposed to be conducted.

2.13        Interested Party Transactions. Except as set forth on Section 2.13 of the Company Disclosure Schedule, the Company is not indebted to any director, officer or employee of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Company. Except as set forth in Section 2.13 of the Company Disclosure Schedule, since January 1, 2003, the Company has not entered into any transaction involving over $60,000 in which any director, officer or 5% Shareholder (or a member of such person’s immediate family) had a direct or indirect material interest, except where such person’s interest arises solely from his or her ownership of Company Capital Stock. Section 2.13 of the Company Disclosure Schedule lists each outstanding loan from the Company held by any Shareholder or employee of the Company as of the date of this Agreement and the Effective Time (the “Shareholder Loans”).

2.14        Intellectual Property.

(a)           The Company owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property currently used in the business of the Company or in the Company’s Proposed Business, and to the Company’s Knowledge, without having conducted any specific investigation, the Intellectual Property owned by or licensed to the Company collectively constitute all material items of Intellectual Property that are necessary to enable the Company to conduct its business as currently conducted and to conduct the Company’s Proposed Business. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Company Intellectual Property (as defined in Section 2.14(b) below) by any employee or former employee of the Company or by any other Person. To the Company’s Knowledge, there is no unauthorized use, disclosure or misappropriation of any Third Party Intellectual Property by any employee of the Company. Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, there are no royalties, fees or other payments payable by the Company to any Person under any written or oral contract or understanding by reason of the Company’s ownership, use, sale or disposition of Intellectual Property.

(b)           With respect to each item of Intellectual Property owned or licensed by Company that is incorporated into or otherwise relating to any Company Product or otherwise used in and material to the business of the Company (except Intellectual Property widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions) (“Company Intellectual Property”), Section 2.14(b) of the Company Disclosure Schedule lists:

(i)            all Patents and Patent Applications, all registered or unregistered Trademarks, and pending trademark registrations, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed;

(ii)           the following agreements relating to each Company Product or other Company Intellectual Property: all (A) agreements granting any Person the right to market, distribute or license a Company Product; (B) manufacturing or supply agreements; (C) research, development, materials transfer, collaboration, economic development, grant or funding agreements or arrangements; (D) agreements relating to conduct of clinical trials of such Company Product; and (E) any other agreement by which the Company grants any ownership, license or option right to any Company Product or any of the Intellectual Property therein; and

(iii)          all tissue sampling agreements.

(c)           Section 2.14(c) of the Company Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses, options to acquire licenses, sublicenses or other rights, and other agreements to which the Company is a party and pursuant to which the Company receives or is authorized to use any Intellectual Property owned by any third party, excluding Intellectual Property available at a cost not exceeding $10,000 and widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).

(d)           Except as set forth on Section 2.14(d) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other Person against any charge that the Company Intellectual Property infringes any Intellectual Property owned or licensed by a third party.

(e)           Except as set forth in Section 2.14(e) of the Company Disclosure Schedule, the Company is not in breach of any license, sublicense or other agreement relating to the Company Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of the Share Exchange or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements will contravene, conflict with or result in any limitation on Parent’s or the Company’s right to own or use any Company Intellectual Property, including any Third Party Intellectual Property.

(f)            None of the Patents, registered Trademarks and registered Copyrights owned by the Company are subject to any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity, and all maintenance and annual fees in connection therewith have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct amounts. To the Company’s Knowledge (without having conducted any specific investigation), the use of the Company Intellectual Property in the Company’s current business activities, the conduct of the Company’s business as currently conducted and the conduct of the Company’s Proposed Business, relating to any Company Product do not infringe, misappropriate or otherwise violates the intellectual property rights of any third party. There is no proceeding pending, or to the Company’s Knowledge threatened, nor has any claim or demand been made to the Company, that challenges the legality, validity, enforceability or ownership of any item of Company Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights, Trademarks, or violation of any trade secret or other proprietary right of any third party. The Company has not brought a proceeding alleging infringement of Company

Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(g)           All current and former officers and employees of the Company have executed and delivered to the Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to the Company of any Intellectual Property arising from services performed for the Company by such persons, the form of which has been supplied to Parent (except, in the case of former officers and former employees, where the failure to have executed and delivered such an agreement would not adversely affect the Company’s ownership or right to use any Company Intellectual Property or Intellectual Property necessary to enable the Company to conduct its business as currently conducted or to conduct the Company’s Proposed Business). All current and former consultants and independent contractors to the Company involved in the development, modification and marketing of any Company Products or Company Intellectual Property have executed and delivered to the Company an agreement in the forms provided to Parent or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information (except, in the case of former consultants, where the failure to have executed and delivered such an agreement would not adversely affect the Company’s ownership or right to use any Company Intellectual Property or Intellectual Property necessary to enable the Company to conduct its business as currently conducted or to conduct the Company’s Proposed Business). To the Company’s Knowledge, no employee or independent contractor of the Company is in violation of any term of any confidentiality and invention assignment agreement or employment contract with the Company or any other contract or agreement relating to the relationship of any such employee or independent contractor with the Company. Except as set forth in Section 2.14(g) of the Company Disclosure Schedule, no current or former officer, director, Shareholder, employee, consultant or independent contractor has any ownership right with respect to any Company Intellectual Property.

(h)           The Company has taken all commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all unpublished Company Intellectual Property.

(i)            The Company is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Company Intellectual Property by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property. Except as set forth in Section 2.14(i) of the Company Disclosure Schedule, the Company is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by the Company of the Company Intellectual Property or Company Products.

2.15        Taxes.

(a)           As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state, local or foreign taxes of any country, assessments and other similar governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(b)           The Company has prepared and timely filed all Tax Returns relating to any and all Taxes concerning or attributable to the Company due on or before the Closing Date and such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law;

(c)           The Company, as of the Effective Time, (i) will have paid all Taxes shown to be payable on such Tax Returns covered by Section 2.15(b) and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

(d)           There is no Tax deficiency outstanding or assessed or, to the Company’s Knowledge, proposed against the Company that is not reflected as a liability on the Current Balance Sheet, nor has the Company executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions which have expired);

(e)           The Company has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise and, to the Company’s Knowledge, there is no basis for the assertion of any such liability attributable to the Company, its assets or operations;

(f)            The Company is not a party to any tax-sharing agreement or similar arrangement with any other party, and the Company has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

(g)           The Company’s Tax Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and the Company has not been notified of any request for such an audit or other examination;

(h)           The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return other than a group of which the Company was the parent;

(i)            The Company has disclosed to Parent (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting the Company. The Company is in compliance in all material respects with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order;

(j)            The Company has delivered to Parent copies of all income, sales and use Tax Returns filed for the past six years;

(k)           The Company has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code; and

(l)            The Company is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code by the Company as an expense under applicable law.

2.16        Employee Benefit Plans.

(a)           Section 2.16 of the Company Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is sponsored, maintained, contributed to, or required to be contributed to by the Company and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for the Company or with respect to which the Company or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Company Employee Plans”).

(b)           Documents. The Company has furnished or made available to Parent true and complete copies of documents embodying each of the Company Employee Plans, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, registration statements and prospectuses, if any. With respect to each Company Employee Plan that is subject to ERISA reporting requirements, the Company has provided or made available copies of the Form 5500 reports filed for the last three plan years.

(c)           Compliance. (i) Each Company Employee Plan has been administered in material compliance with its terms and with the requirements of applicable law; and the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in material respect in default under or violation of, any of the Company Employee Plans; (ii) any Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all currently effective amendments to the Code, may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by the Company in accordance with the requirements for such reliance; or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for a determination or opinion letter and to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iv) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Employee Plan that could subject the Company or any ERISA Affiliate to any penalty or tax imposed under the Code or ERISA; (v) none of the Company or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plan; (vi) all contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been paid or accrued; (vii) to the Company’s Knowledge, each Company Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan; (viii) no suit, administrative proceeding, action or other litigation (other than routine claims for benefits) is pending, or to the Company’s Knowledge is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor; and (ix) there has been no amendment to, written interpretation or announcement by the Company or any ERISA Affiliate that would materially increase the expense of maintaining any Company Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Company Financial Statements.

(d)           No Title IV or Multiemployer Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including without limitation any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA. None of the Company or any ERISA Affiliate has any actual or potential withdrawal liability (including without limitation any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e)           COBRA, HIPAA. With respect to each Company Employee Plan, the Company has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any applicable state law governing health care coverage extension or continuation; and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The Company does not have any material unsatisfied obligations to any employee, former employee or qualified beneficiary pursuant to COBRA, HIPAA or any state law governing health care coverage extension or continuation.

(f)            Effect of Transaction. Except as set forth in Section 2.16(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. No benefit payable or that may become payable by the Company pursuant to any Company Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent or the Company other than ordinary administration expenses typically incurred in a termination event.

2.17        Employee Matters. The Company is in material compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including without limitation, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no proceedings pending or, to the Company’s Knowledge, threatened, between the Company, on the one hand, and any or all of its current or former employees, on the other hand, including without limitation any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending, or, to the Company’s Knowledge, threatened, against the Company under any workers’ compensation or long-term disability plan or policy. The Company has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.18        Insurance. Except as set forth in Section 2.18 of Company Disclosure Schedule, since January 1, 2003, the Company has had in effect policies of insurance of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and, to the Company’s Knowledge, the Company is otherwise in compliance with the terms of such policies. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

2.19        Compliance with Legal Requirements. For all periods of time during which the respective applicable statute of limitations periods have not expired, (i) the Company has complied in all material respects with, is not in material violation of, and has not received any written or, to the Company’s Knowledge, other notices of violation with respect to, any applicable Legal Requirement or regulation with respect to the conduct of its business, or the ownership or operation of its business; and (ii) the Company has not received any written or, to the Company’s Knowledge, other notices or other communication from any Governmental Body regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action related to compliance or non-compliance with any applicable Legal Requirement.

2.20        Environmental Matters. The Company is, and at all times has been, in compliance in all material respects with all Environmental Laws and is not subject to any material liability under any Environmental Law. The Company has not received, nor to the Company’s Knowledge has any other Person for whose conduct it is or may be held responsible, received, any order, notice, or other written communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, asserting or alleging any actual or potential violation of or failure to comply with any Environmental Law, or any obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities.

2.21        Legal Proceedings.

(a)           Except as set forth in Section 2.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding that has been commenced by or against the Company.

(b)           To the Company’s Knowledge, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that is likely to give rise to any material Legal Proceeding.

(c)           There is no judgment, decree or order against the Company, or, to the Company’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company.

(d)           No product liability claims or claims relating to or arising from preclinical or clinical trials or studies relating to any Company Product have been communicated in writing to or, to the Company’s Knowledge, threatened against the Company.

2.22        Contracts; No Defaults.

(a)           Section 2.22 of the Company Disclosure Schedule lists each Material Contract of the Company. The Company has delivered to Parent true and correct copies of each such Material Contract.

(i)            Each Material Contract of the Company is in full force and effect and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(ii)           Except as set forth in Section 2.22(a) of the Company Disclosure Schedule, the Company has not violated or breached, or committed any material default under, any Material Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or is in any default under, any Material Contract. Except as set forth in Section 2.22(a) of the Company Disclosure Schedule, to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract of the Company, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract of the Company, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract of the Company, (D) give any Person the right to accelerate the maturity or performance of any Material Contract of the Company or (E) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other written or, to the Company’s Knowledge, oral communication regarding any actual or possible violation or breach of, or default under, any Material Contract of the Company.

(b)           Section 2.22(b) of the Company Disclosure Schedule lists all consents or waivers of, or notifications to, any Governmental Entity or any third party that are required or provided for under any Material Contract of the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby.

2.23        Labor Matters. The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s Knowledge, the Company is not the subject of any Legal Proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment. There is no strike, work stoppage or other labor dispute involving the Company pending or, to the Company’s Knowledge, threatened against the Company. To the Company’s Knowledge, no grievance with any Governmental Body is pending or threatened against the Company, and the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

2.24        Business Relationships. Since January 1, 2003, there has not been any adverse change or, to the Company’s Knowledge, any threat of any adverse change, in the Company’s relations (except as reflected in amendments to agreements) with any of the licensors or suppliers of the Company or any Governmental Entity or NGO that has provided or agreed to provide funding relating to any Company Product. Except as set forth on Section 2.24 of Company Disclosure Schedule, to the Company’s Knowledge, the execution of this Agreement and the consummation of the Share Exchange and the other transactions contemplated by this Agreement will not adversely affect the Company’s relations with any such Persons.

2.25        Regulatory Compliance.

(a)           As to each formulation of a Company Product that is currently in human clinical trials or intended for human clinical trials and that is subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FDCA”) (each such product, a “Pharmaceutical Product”) that is manufactured, tested, the subject of trials or studies, distributed and/or marketed by the Company, whether for commercial sale or otherwise, such Pharmaceutical Product is being manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under FDCA, including those relating to investigational use, good manufacturing practices, labeling, advertising, record keeping, and filing of reports. The Company has not received any notice or other written communication from the FDA, or any other Governmental Entity having jurisdiction alleging any violation of any Applicable Legal Requirement by the Company.

(b)           No Pharmaceutical Products have been recalled, withdrawn, suspended or discontinued by the Company in the United States or outside the United States (whether voluntarily or otherwise) (other than as a result of decisions made in the ordinary course of business for business or economic reasons not to pursue research or development of one or more Pharmaceutical Products). To the Company’s Knowledge, there are no proceedings in the United States or outside the United States (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Pharmaceutical Product are pending against the Company, nor have any such proceedings been pending at any time.

(c)           No government authority has determined or notified the Company that any article of any biological or drug manufactured and/or distributed by the Company is adulterated within the meaning of 21 U.S.C. section 351 (or similar applicable Legal Requirements) or misbranded within the meaning of 21 U.S.C. section 352 (or similar applicable Legal Requirements), or is a product that is in violation of 21 U.S.C. section 355 (or similar applicable Legal Requirements), and to the Company’s Knowledge no such event or circumstances exists. As to each Pharmaceutical Product for which a human biological license application, human establishment license application, human product license application, new human drug application, investigational new human drug application, abbreviated or supplemental new human drug application, or abbreviated or supplemental new animal drug application, new animal drug application, or similar state or foreign regulatory application has been approved, the Company and each licensee of any such biological or drug (a “Product Licensee”) have not been determined to be in violation of 21 U.S.C. sec. 355, 360b, 42 U.S.C. sec. 351, and 21 U.S.C. sec. 822, and 21 C.F.R. Parts 312, 314, 511, 514, 601, and 1301 et seq.. Since January 1, 2002, as to each such application or other submission that the Company or a Product Licensee has submitted to, but not yet gained approval or other permission from the FDA or any other Governmental Entity, the Company and each licensee has responded to all requests for information fully in accordance with such requests and taken all additional actions reasonably required by the FDA or such other Governmental Entity in connection with the application or submission.

(d)           To the Company’s Knowledge, all manufacturing, warehousing, distributing, and testing operations conducted on Company Products for human use by or for the benefit of the Company or each licensee are not in violation of and have been and are being conducted in material compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211 and similar applicable Legal Requirements.

(e)           The Company has provided or made available to Parent all documents in its possession concerning communication to or from the FDA or other Governmental Entity or prepared by the FDA or other Governmental Entity which bear in any material respect on compliance with the FDA or such other Governmental Entity’s regulatory requirements, including but not limited to, any deficiency letter, warning letter, non-approvable letter/order, withdrawal letter/order, or similar communications.

(f)            Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Entity or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity. Neither the Company, nor any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. section 335a(a) or any similar applicable Legal Requirement or authorized by 21 U.S.C. section 335a(b) or any similar applicable Legal Requirement.

(g)           The Company has not received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to withdraw its approval relating to any activities concerning any Company Product, or request the recall of any product of the Company, or commenced, or overtly threatened to initiate, any action to enjoin production at any facility of the Company or, to the Company’s Knowledge, at which any of the Company Products or components thereof are manufactured.

2.26        Unlawful Payments. None of the Company, or any officer, director, employee, agent or representative of the Company has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

2.27        Minute Books. The minute books of the Company contain a materially complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

2.28        Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their due diligence review of the Company, except for such portions of the minute books of the Company as are described generally in Section 2.28 of the Company Disclosure Schedule.

2.29        Representations Complete. This Agreement (including the Company Disclosure Schedule) does not, and the certificates referred to in Section 6.2 will not as of the Effective Time, contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

2.30        Opinion of Financial Advisor. The Company has received the opinion of Life Sciences Group, dated the date hereof, to the effect that, as of such date, the Total Exchange Consideration is fair, from a financial point of view, to the holders of shares of the Company’s Common Stock. The Company has provided a copy of such signed opinion to Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that the statements contained in this Article III are true and correct as set forth herein and as qualified by the disclosure schedule separately delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”). The disclosures set forth in the Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

3.1          Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to conduct its business as now being conducted and to own or use its properties and assets. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification.

3.2          Authority. Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Parent. No approval by the stockholders of Parent is needed under the Nasdaq Listing

Requirements. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

3.3          No Conflict. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which Parent is a party, does not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in any violation of, any provision of Parent’s Certificate of Incorporation or Bylaws, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license of Parent, or (iii) conflict with, or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its properties or assets.

3.4          Consents. No consent, approval, order or authorization of or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or listing or maintenance requirements of the Nasdaq Stock Market, (ii) the filing of the Articles of Exchange with the Secretary of State and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Parent.

3.5          Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Common Stock, $.0001 par value, and 5,000,000 shares of Preferred Stock, $.0001 par value, of which there were issued and outstanding as of the close of business on October 6, 2004, 23,490,072 shares of Common Stock and no shares of Preferred Stock. All outstanding shares of Parent have been duly authorized, validly issued, fully paid and are nonassessable. The shares of Parent Common Stock to be issued pursuant to the Share Exchange will be duly authorized, validly issued, fully paid, and non-assessable, free of any liens or encumbrances other than any liens or encumbrances created by or imposed by the holders thereof, and subject to the accuracy of the representations by the Shareholders in the Shareholder Representation Letters, shall be issued in material compliance with all applicable federal and state securities laws.

3.6          SEC Reports. As of their respective filing dates, all annual, quarterly or current reports, forms and other documents filed by Parent with the SEC since January 1, 2004 (such reports, as amended “Parent SEC Reports”) (i) were prepared in accordance in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, (ii) as the same may have been amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (iii) were all the forms, reports and other documents required to be filed under the Securities Act and Exchange Act. No Subsidiary of Parent is or has been required to file any form, report, registration statement or other document with the SEC. The consolidated financial statements contained in Parent SEC Reports (in the forms reflected in any amendments to such Parent SEC Reports): (a) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (c) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby. All financial statements (including any related notes) contained in Parent SEC Reports filed after the date hereof and until the earlier of the Closing or the date set forth in Section 8.1(b) shall meet the conditions set forth in clauses (a), (b) and (c) of this Section 3.6.

3.7          Absence of Changes. Since June 30, 2004, except as disclosed in the Parent SEC Reports, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

3.8          Governmental Permits, Etc. Parent has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity or NGO (a) pursuant to which Parent currently operates or holds any interest in any of its properties, or (b) that is required for the operation of Parent’s business or the holding of any such interest, and all of such authorizations are in full force and effect.

3.9          Insurance. Parent is covered by insurance with companies Parent believes to be responsible and in such amounts and covering such risks as it believes to be adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. Parent has no Knowledge that any such carrier has grounds or intends to cancel or fail to renew such policies.

3.10        Intellectual Property. To Parent’ s Knowledge, except as disclosed in the Parent SEC Reports: (i) Parent owns or possesses the right to use the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other rights or interests in items of intellectual property as are necessary for the operation of Parent’s business as currently conducted as described in Parent SEC Reports or in the Parent’s Proposed Business (the “Parent Patent and Proprietary Rights”), except where the failure to own or possess such rights would not have a Material Adverse Effect on Parent; (ii) Parent has not received notice of any asserted rights with respect to any of the Parent Patent and Proprietary Rights which, if determined unfavorably with respect to the interests of Parent would have a Material Adverse Effect on Parent; and (iii) Parent has not received notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any of the Parent Patent or Proprietary Rights, which infringement or conflict (if the subject of any unfavorable decision, ruling or finding), individually or in the aggregate, would result in a Material Adverse Effect on Parent.

3.11        Employee Benefit Plans.

(a)           Section 3.12 of the Parent Disclosure Schedule, together with the Parent SEC Reports (including the exhibits thereto) contain a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for retirement, deferred compensation, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to, or required to be contributed to by the Parent and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as an ERISA Affiliate of Parent for the benefit of any person who performs or who has performed services for the Parent or with respect to which the Parent or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Parent Employee Plans”).

(b)           Documents. The Parent has furnished or made available to the Company true and complete copies of documents embodying each of the Parent Employee Plans, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, registration statements and prospectuses, if any.

3.12        Legal Proceedings.

(a)           Except as set forth in Section 3.13 of the Parent Disclosure Schedule or in the Parent SEC Reports, there is no judgment, decree or order against the Parent, or, to the Parent’s Knowledge, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or any Ancillary Agreement contemplated hereby, or that could reasonably be expected to have a Material Adverse Effect on the Parent.

(b)           No product liability claims or claims relating to or arising from pre-clinical or clinical trials or studies relating to any Parent Product have been communicated in writing to or, to the Parent’s Knowledge, threatened against the Parent.

3.13        Securities Matters. Parent is eligible to register shares of Parent Common Stock for resale on Form S-3 under the Securities Act. Parent is listed on the Nasdaq National Market and will continue to be so listed through the Effective Date. There is no, and on the Closing Date there will be no, stop order or any other halt on the sale or trading of Parent Common Stock.

3.14                        Representations Complete. This Agreement (as limited and qualified by the Parent Disclosure Schedule and the Parent SEC Reports) does not, and the certificates referred to in Section 6.3 will not as of the Effective Time, contain any representation, warranty or information that (i) contains an untrue statement of a material fact, or (ii) omits to state any material fact necessary in order to make the statements herein (in the light of the circumstances under which such statements have been made) not misleading.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                               Operation of the Company’s Business. Except (i) as set forth in Section 4.1 of the Company Disclosure Statement and (ii) for the effect of the consummation of the transactions contemplated by this Agreement, during the period from the date of this Agreement through the earlier of the termination of this Agreement or the Effective Time (the “Pre-Closing Period”), the Company shall conduct its business and operations in the ordinary course and in accordance with past practices, and the Company shall use its reasonable efforts to preserve intact its current business organization and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, grant or funding entities, NGOs, Governmental Entities, licensors, licensees, persons or entities supervising or conducting pre-clinical research, studies or trials, or clinical trials, for or on behalf of the Company, employees and other Persons having business relationships with it. The Company agrees to promptly notify Parent of (i) any material event or occurrence not in the ordinary course of its business, and (ii) any event that could reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not (without Parent’s consent, which will not be unreasonably withheld or delayed) do, cause or permit any of the following actions:

(a)                                  Dividends; Changes in Capital Stock. Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than in connection with the cancellation or redemption of Company Options, Company Warrants or indebtedness;

(b)                                 Issuance of Securities. Except as set forth in Section 4.1(b) of the Company Disclosure Schedule, sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security, or any instrument convertible into or exchangeable for any capital stock or other security other than the issuance of shares of Company Common Stock or Company Preferred Stock pursuant to the exercise, cancellation or redemption of stock options, warrants or debt outstanding on the date of this Agreement;

(c)                                  Stock Option Plans, Etc. Amend or waive any of its rights under any provision of the Company Stock Option Plan, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement or Company Warrant, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract other than in connection with the cancellation or redemption of Company Options or Company Warrants;

(d)                                 Charter Documents. Amend or permit the adoption of any amendment to the Company Charter, Company Bylaws or other charter or organizational documents, other than as expressly contemplated by this Agreement;

(e)                                  Subsidiaries. Form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(f)                                    Capital Expenditures. Except as have been disclosed in writing to Parent before the date of this Agreement, make any capital expenditure, capital additions or capital improvements in excess of $10,000 individually or $20,000 in the aggregate;

(g)                                 Agreements. Enter into, terminate, amend or enter into any waiver with regard to (or agree to do so), (i) any agreement involving the obligation to pay or the right to receive $20,000 or more; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Company Products; or (iii) any other agreement material to the business of Company or that is or would be a Material Contract; provided, however, that the Company will be permitted to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule;

(h)                                 Legal Proceedings. Commence or enter into any settlement of any Legal Proceeding involving payments by the Company in excess of $25,000 or involving any material asset of the Company;

(i)                                     Insurance. Materially reduce the amount or scope of any material insurance coverage provided by existing insurance policies;

(j)                                     Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business;

(k)                                  Leases. Enter into any operating leases;

(l)                                     Indebtedness. Except as set forth in Section 4.1(l) of the Company Disclosure Schedule, borrow from or lend money to any Person, or incur or guarantee any indebtedness;

(m)                               Employee Benefit Plans; Pay Increases. Establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees except as required by law or in the ordinary course of business; provided, however, that the Company will be permitted to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule;

(n)                                 Labor Agreements. Enter into any employment contract or, except if required by applicable law, any collective bargaining agreement;

(o)                                 Severance Arrangements. Enter into agreements or modifications of agreements with regard to the payment of severance or termination pay, or grant any acceleration or extension of the exercisability or vesting of any options or equity securities held by any director, officer or employee, other than (i) permitting the Company to take the actions contemplated by Section 4.1(g) of the Company Disclosure Schedule;

(p)                                 Lawsuits. Commence a lawsuit other than (i) for the routine collection of obligations, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, or (iii) for a breach of this Agreement;

(q)                                 Acquisitions. Acquire or agree to acquire any Entity or division thereof (whether by merger, consolidation, share exchange, reorganization, stock purchase, asset purchase, or otherwise) or otherwise acquire or agree to acquire any intellectual property or other assets which are material, individually or in the aggregate, to the Company’s business, or acquire or agree to acquire any equity securities of or interests in any Entity, or enter into any material strategic relationships or alliances (except for Intellectual Property widely available through regular commercial distribution channels at a cost not exceeding $10,000 on standard terms and conditions);

(r)                                    Change in Policies. Change any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(s)                                  Taxes. Make any Tax election, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(t)                                    Material Transactions. Enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, other than as contemplated by Sections 4.1(c), (g), (m) and (o) above;

(u)                                 Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $20,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business or in connection with the transactions contemplated hereby, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Current Balance Sheet;

(v)                                 Payment Assets. Sell, transfer, dispose, secure payments or satisfy liabilities with, or take any other action with respect to, Payment Assets or amounts received with respect to Payment Assets other than depositing amounts received with respect to Payment Assets in the bank account of the Company, except that the amount of Payment Assets will increase due to work performed by employees of the Company in the ordinary course of business during the Pre-Closing Period;

(w)                               Acceleration; Delay. Accelerate the payment of accounts receivables or delay the payment of account payables other than in the ordinary course of business in amounts consistent with prior practices; or sell, assign, transfer, or enter into any factoring or other similar arrangement concerning, any accounts receivable;

(x)                                   Deferred Revenue. Make any request for additional funds from any Governmental Entity or NGO that is providing or has agreed to provide funding relating to research, development, testing, studies, clinical trials or commercialization of any of the Company Products, or, if any cash funds are received from any Governmental Entity or NGO under any funding agreement during the Pre-Closing Period, spend any such cash received; and the Company will continue to perform work relating to and in respect of activities pursuant to such funding that has been previously obtained, in the ordinary course and at rates consistent with recent historical rates, except that the amount of deferred revenue will decrease due to work performed by employees and the Company in the ordinary course of business during the Pre-Closing Period; or

(y)                                 Other Actions. Agree or commit to take any of the actions described in Section 4.1(a) through (u), or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder or any other action not in the ordinary course of the Company’s business and consistent with past practice.

During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the closing conditions set forth in Sections 6.1 or 6.2 (and applicable to the Company) impossible or unlikely. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company. Unless otherwise agreed by Parent, no notification given to Parent pursuant to this Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

During the Pre-Closing Period, the Company shall not, and shall not authorize, facilitate or encourage any of its Shareholders or Representatives, directly or indirectly, to (1) offer,

pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock, or (2) enter into any swap, hedge, short sale, or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or assist in facilitating any of the foregoing. The foregoing sentence shall not apply to open market purchases of shares of Parent Common Stock.

4.2                               No Solicitation. During the Pre-Closing Period:

(a)                                  Except as set forth in Section 4.2 of the Company Disclosure Schedule, the Company shall not directly or indirectly, and shall not authorize or permit any of its Representatives directly or indirectly to, (i) take any action to solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal or (ii) subject to the terms of subsection (b) below, disclose any information relating to the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal or enter into any letter of intent, preliminary agreement or similar arrangement contemplating or otherwise relating to any Acquisition Transaction.

(b)                                 The Company shall notify Parent immediately (and no later than 24 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

(c)                                  Except as approved in writing, the Company shall immediately cease and cause to be terminated, and represents and warrants that it has the legal right to do so without payment of any fee or other penalty, any existing discussions with any Person that relate to any Acquisition Proposal.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1                               Shareholder Approval. As soon as practicable following the date of this Agreement, the Company shall submit to the Shareholders for approval and adoption: (a) this Agreement and the transactions contemplated hereby as provided by the Pennsylvania BCL, the Company Charter and Company Bylaws, and (b) such other documents as are reasonably necessary in connection with the issuance and sale of the Exchange Shares. The Company shall use its reasonable best efforts to solicit and obtain the consent of its Shareholders sufficient to approve the Share Exchange and this Agreement and to enable the Closing to occur as soon as possible. The materials submitted to the Shareholders shall be subject to review and approval by Parent and include information regarding (i) the Company; (ii) the terms of the Share Exchange, this Agreement and the Ancillary Agreements; and (iii) the unanimous recommendation of the Board of Directors of the Company in favor of the Share Exchange, this Agreement and the Ancillary Agreements. The materials shall also include such information about Parent as the Company may reasonably request.

5.2                               Access to Information.

(a)                                  The Company shall afford Parent and its Representatives reasonable access during normal business hours during the period prior to the Effective Time to (i) all of the Company’s properties, books, contracts, commitments and records, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) employees of the Company as identified by Parent and with the Company’s consent, not to be unreasonably withheld. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of unaudited internal financial statements promptly upon request and copies of the Company’s unaudited interim financial statements for monthly periods after the Base Date.

(b)                                 No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Share Exchange.

(c)                                  The Company shall provide Parent and its Representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of the Company’s Tax Returns and other records and work papers relating to Taxes, and shall also provide the following information upon the request of Parent: (i) a schedule of the types of Tax Returns being filed by the Company in each taxing jurisdiction; (ii) a schedule of the year of the commencement of the filing of each such type of Tax Return; (iii) a schedule of all closed years with respect to each such type of Tax Return filed in each jurisdiction; (iv) a schedule of all material Tax elections filed in each jurisdiction by the Company; and (v) receipts for any Taxes paid to foreign Tax authorities.

5.3                               Confidentiality. Each of Parent and Company hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby shall be governed by the terms of the Confidential Disclosure Agreement dated as of January 6, 2004 previously executed by and between the Company and Parent (the “Confidentiality Agreement”).

5.4                               Legal Requirements; Shareholder Representation Letters. (a) Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Share Exchange and make effective the other transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Share Exchange and the other transactions contemplated by this Agreement and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Material Contract, or otherwise) by such party in connection with the Share Exchange or any of the other transactions contemplated by this Agreement or the Ancillary Agreements, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Share Exchange. Each party shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period. Notwithstanding the foregoing, it shall be Parent’s responsibility to make any required filings with the SEC.

(b)                                 The Company shall use all reasonable efforts to obtain completed Shareholder Representation Letters from the Shareholders. The Company represents and warrants that, to the Company’s Knowledge, the representations in all such Shareholder Representation Letters will be true in all material respects as of the Closing Date. If Parent reasonably requests, the Company shall make available to all Shareholders and the holders of Company Options and Company Warrants that are not accredited investors (as defined in Rule 501 promulgated under the Securities Act (“Rule 501”)) a purchaser representative (as defined in Rule 501) to assist such unaccredited holders of the Company’s securities in their evaluation of the merits and risks of exchanging Company securities for Parent securities in the Share Exchange.

5.5                               FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.6                               Expenses.

(a)                                  Except as set forth in Section 5.6(b), whether or not the Share Exchange is consummated, Third Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses.

(b)                                 In the event that the Share Exchange is consummated, Parent agrees to assume as a liability of the Company the Covered Liabilities and the Additional Liabilities, as part of the obligations included in the Total Liability Cap. Parent shall have full recourse out of the Escrow Fund for payment of all Excess Liabilities to the extent such Excess Liabilities were not deducted from the Exchange Shares.

5.7                               Termination of 401(k) Plan. The Company shall terminate its 401(k) Plan effective immediately prior to the Closing, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election at least five (5) days before the Closing Date. In the event that the Company’s 401(k) Plan is terminated effective immediately prior to Closing, the Company shall take such actions to wind up such 401(k) Plan, including, without limitation, applying to the Internal Revenue Service for a favorable determination of such 401(k) Plan and distributing the assets of the 401(k) Plan, as soon as practicable following the Closing. In the event the Company’s 401(k) Plan is terminated and makes lump sum distributions available to those Company employees who continue to be employees of the Company after the Effective Time, such lump sum distributions may be rolled over to the plan of Parent that is intended to include a Code Section 401(k) arrangement subject to applicable law.

5.8                               Continuing Employees and Employee Benefits.

(a)                                  Parent may extend to all employees of the Company as of the date of this Agreement an offer to become an at-will employee of Parent or any Subsidiary of Parent, subject to and in compliance with Parent’s standard human resources policies and procedures, after the Effective Time (such employees who accept such offer referred to as the “Parent Employees”). Parent agrees that to the full extent consistent with such plans, all Parent Employees and Company employees who remain in the employment of the Company (“Continuing Employees”) shall receive credit for service prior to the Effective Time for purposes of vacation accrual with Parent or the Company after the Effective Time, and, subject to the next sentence, shall be eligible to participate in those benefit plans and programs maintained for similarly situated employees of Parent (or in substantially similar programs), on the same terms applicable to similarly situated employees of Parent; provided, however, that no such credit shall be provided in any circumstance that would result in duplicative benefits; and to the extent consistent with the terms of such Parent arrangements and plans, Parent shall give full credit for each participant’s period of service with the Company before the Effective Time for all purposes for which such service was recognized under Parent’s employee plans before the Effective Time. Except as provided in Section 5.7, all Continuing Employees shall continue coverage under and participation in their existing Company Employee Plans until such time as, in Parent’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its employees. Pending such action, Parent shall maintain the effectiveness of the Company’s Employee Plans. Nothing in this Section 5.8 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent or the Company and, subject to any other binding agreement between an employee and Parent or the Company after the Effective Time, the employment of each Continuing Employee shall be “at will” employment. Parent shall recognize, for each Continuing Employee, any unused vacation or paid time off days (collectively, “PTO”) that the Continuing Employee has accrued as of the Closing Date for purposes of the PTO plans or policies maintained by Parent, and unused PTO days will carry-over at year-end into the succeeding year. However, no additional PTO days shall accrue after the Effective Time in favor of such Continuing Employee until such time as the Continuing Employee has used a number of accrued PTO days such that the number of the Continuing Employee’s then accrued PTO days is less than the maximum number of PTO days that the Continuing Employee would be entitled to under Parent’s standard policy regarding PTO days, and at that time, the number of PTO days that the Continuing Employee will be entitled to will be governed by Parent’s standard PTO policies. To the maximum extent permitted by applicable plans, Parent shall give effect, in determining any deductible or maximum out-of-pocket limitations with respect to welfare benefit plans maintained by Parent, its Subsidiaries, and Company in which Continuing Employees participate immediately after the Closing Date to claims incurred and amounts paid by such Continuing Employees with respect to similar Company Employee Plans maintained for their benefit immediately prior to the Closing Date.

(b)                                 The Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall, reasonably promptly after the date hereof, and in any event prior to the Effective Time, adopt a resolution providing that the receipt, by those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent Common Stock following the Effective Time, of Parent Common Stock in the Share Exchange is intended to be an exempt transaction under such Rule 16b-3.

(c)                                  The Company shall be responsible for the payment, on or before the Closing Date, of all accrued salary, accrued bonuses, accrued vacation pay, or other obligations or liabilities as of the Closing Date (unless the same are included as liabilities on the Closing Balance Sheet) to any employee of the Company who is offered at-will employment by Parent or the Company in connection with the Share Exchange but who declines such offer (a “Non-Continuing Employee”), but the Company shall not be responsible for, and Parent shall be responsible for, any severance obligations or liabilities to Non-Continuing Employees arising from Parent’s failure to make an offer of at-will continued employment with the Company or with Parent in connection with the Share Exchange and this Agreement. Except as set forth in the preceding sentence, any liability or expense incurred by Parent or the Company after the Effective Time for claims filed by any employee or former employee of the Company with respect to any period before the Effective Time shall constitute indemnifiable Damages pursuant to Article 7 of this Agreement, except to the extent such liability or expense is solely due to facts arising after the Effective Time relating to the action or failure to act after the Effective Time by Parent or its Subsidiaries.

(d)                                 Contemporaneously with the execution and delivery of this Agreement, each of the Key Employees shall enter into an employment or consulting agreement with Parent and/or the Company, such agreements to become effective only upon the Closing and the Effective Time, that is mutually satisfactory to the parties thereto.

(e)                                  The Company shall cooperate with Parent and use all reasonable best efforts to obtain from each Continuing Employee a statement that such Continuing Employee has no claims against the Company (other than accrued but unpaid salary for the most recent pay period) for all periods up to the Closing Date and a release of all claims against the Company and Parent for all periods up to the Closing Date.

5.9                               Indemnification of Officers and Directors.

(a)                                  All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of the Company at or prior to the date of this Agreement (the “Indemnified Directors and Officers”) shall survive the Share Exchange and shall be observed by Parent to the fullest extent permitted by Delaware Law for a period of six years from the Effective Time.

(b)                                 From the Effective Time until the third anniversary of the Effective Time, Parent shall cause to be maintained the current policies of the officers’ and directors’ liability insurance maintained by the Company as of the date of this Agreement covering persons who are presently covered by the Company’s officers’ and directors’ liability insurance policies with respect to actions and omissions occurring on or prior to the Effective Time to the extent available; provided, that policies with third party insurers of similar or better A.M. Best rating of at least the same coverage containing terms and conditions that are not less advantageous to the insured may be substituted therefore; provided, further, that in no event shall Parent be required to maintain insurance coverage pursuant to this Section 5.9 for coverages that are not commercially available or that are only available for an amount per annum in excess of 100% of the current annual premiums with respect to each such policy; provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain or cause to be obtained policies with the best coverage available for a cost not exceeding such amount.

(c)                                  This Section 5.9 shall survive the consummation of the Share Exchange and the Effective Time, is intended to benefit and may be enforced by the Indemnified Directors and Officers and their respective heirs, successors and assigns and shall be binding on Parent and the Company and their respective successors and assigns.

5.10                        Voting Agreements. Concurrently with the execution of this Agreement, the Shareholders listed on Schedule 5.10 shall execute and deliver a Voting Agreement with Parent substantially in the form attached hereto as Exhibit B (the “Voting Agreements”).

5.11                        Listing of Additional Shares Prior to the Effective Time. If required by applicable rules, Parent shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the Exchange Shares.

5.12                        Statement of Expenses; Closing Date Balance Sheet. At least two (2) business days prior to the Closing Date, the Company shall provide Parent with (a) a statement of its Third Party Expenses (the “Statement of Expenses”), which Statement of Expenses shall be documented to Parent’s reasonable satisfaction, prepared in good faith and based on reasonable assumptions, and certified by the Chief Executive Officer of the Company as being true and correct in all material respects as to facts and being reasonable as to estimates, and (b) the Closing Date Balance Sheet.

5.13                        Public Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Share

Exchange or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither party shall, and shall not permit any of its Representatives to, make any disclosure regarding the Share Exchange, the subject matter of this Agreement or the Ancillary Agreements or any of the other transactions contemplated hereby or thereby unless (a) the other party shall have approved such disclosure (which shall not be unreasonably withheld) or (b) the disclosing party shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

5.14                        Resignation of Officers and Directors. The Company shall obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

5.15                        Preparation of Company Information Statement.

(a)                                  As soon as reasonably practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Parent (including Parent’s supplying all information describing or otherwise relating to Parent that the Company reasonably requests), an information statement to be distributed to the Shareholders relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby (the “Company Information Statement”). The Company and Parent shall each use commercially reasonable efforts to cause the Company Information Statement to comply with applicable federal and state securities laws requirements and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Company Information Statement. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any fact that such party believes may make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable laws. The Company Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the Shareholders approve the Share Exchange and this Agreement, and the Board of Directors of the Company shall not withdraw such recommendation except in connection with termination of this Agreement by the Company pursuant to Section 8.1(e) or (g) below. The Company shall not include in the Company Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion.

5.16                        Registration Statements. As soon as practicable after the Closing Date, Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 with the SEC to register the issuance of Parent Common Stock with respect to those assumed Company Options and Company Warrants to which the issuance upon exercise thereof is eligible for registration on Form S-8 (such assumed Company Options and assumed Company Warrants, collectively, the “S-8 Eligible Options”). Pursuant to the terms of the Registration Rights Agreement, Parent shall register on a Form S-3 registration statement the resale of those shares of Parent Common Stock (i) issuable upon the exercise of assumed Company Options and Company Warrants that are not S-8 Eligible Options or (ii) issuable as Exchange Shares pursuant to this Agreement. Notwithstanding the foregoing, Parent shall have no obligation to register for resale any shares of

Parent Common Stock held by any Shareholder or holder of Company Options or Company Warrants who does not execute and become a party to the Registration Rights Agreement.

5.17                        Notice of Certain Activities. During the Pre-Closing Period, the Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the closing conditions set forth in Sections 6.1 or 6.2 (and applicable to Parent) impossible or unlikely. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any material Legal Proceeding or material claim threatened, commenced or asserted against or with respect to Parent. Unless otherwise agreed by the Company, no notification given to Parent pursuant to this Section 5.17 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

5.18                        Tax Matters.

The following provisions shall govern the allocation of responsibility as between Parent and the Shareholders for certain Tax matters following the Closing Date:

(a)                                  Parent shall, at its sole expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Such returns shall be prepared in accordance with past practices and procedures, unless otherwise required by applicable Law or such practice or procedure would, in the good faith judgment of Parent, result in the imposition of penalties. Parent shall permit the Stockholders’ Agent to review, comment on, and approve each such Tax Return described in the preceding sentence prior to filing. The amount of any Taxes shown on such Tax Returns conclusively shall be deemed to be an indemnification obligation under Article VII.

(b)                                 Parent shall, at its sole expense, prepare or cause to be prepared and file or cause to be filed all Tax Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date. Parent shall permit the Stockholders’ Agent to review, comment on, and approve each such Tax Return described in the preceding sentence prior to filing. The amount of any Taxes allocable to the Pre-Closing Period conclusively shall be deemed to be an indemnification obligation under Article VII, and it shall not be subject to dispute by any Indemnifying Party under Article VII.

(c)                                  Notwithstanding anything in Sections 5.18(a) and 5.18(b), the amount of any Taxes conclusively deemed to be indemnification obligations thereunder shall be reduced to the extent such Taxes have been reserved for on the Closing Balance Sheet, but only to the extent that the aggregate amount of such reductions pursuant to this Section 5.19(c) does not exceed the amount of Taxes reserved for on the Closing Balance Sheet.

(d)                                 Parent and its Affiliates and the Stockholders’ Agent shall provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes; provided, however, that, unless required by applicable Law, Parent shall not file any amended Tax Return that will result in an additional indemnification obligation pursuant to Article VII. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such Person may possess. Each of Parent and the Stockholders’ Agent will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to Tax matters, of Company for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the Person holding such Tax Returns or other documents may dispose of them provided that such Person shall give to the other Person the notice described in Article VII prior to doing so. Each Person shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

5.19                        Allocation of Certain Expenses.

(a)                                  If Company is permitted but not required under applicable income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall treat that day as the last day of a taxable period.

(b)                                 In the case of Taxes arising in a taxable period of Company that includes, but does not end on, the Closing Date, except as provided in Section 5.19(c), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books (consistent with Section 5.20(c)) as of the end of the Closing Date.

(c)                                  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes, but does not end on, the Closing Date, the portion of such Tax allocable to the Pre-Closing Period shall be based only on operations of Company (without consideration of other assets added or expansions made after Closing and shall (A) in the case of any Taxes other than (i) Taxes based upon or related to income or receipts, (ii)

franchise Taxes, (iii) Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or (iv) ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts, franchise Taxes, Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or ad valorem Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Company.

5.20                        Payment of Covered Liabilities. Parent shall cause Company to satisfy the Covered Liabilities immediately after the Effective Time, which Covered Liabilities are set forth on Schedule 5.20, which schedule shall be a good faith estimate as of the date hereof and shall be updated and finalized prior to the Closing.

5.21                        Reimbursable Pre-Closing Activities. At least two (2) business days before the Closing Date, the Company shall deliver to Parent an updated schedule showing Reimbursable Pre-Closing Activities and the matching/related Reimbursable Pre-Closing Amounts, as of the Closing Date. Any update to the foregoing schedule shall reflect activities taken in the ordinary course of business and consistent with past practices.

5.22                        Unperformed Activities Relating to Advances. At least two (2) business days before the Closing Date, the Company shall deliver to Parent an updated schedule showing Unperformed Activities Relating to Advances and the matching/related Advance Amounts, as of the Closing Date.

5.23.                     Settlement of Additional Liabilities. Schedule 5.23 sets forth, as of the date hereof a good faith estimate of and, as of the Closing Date, a true and accurate list of the Additional Liabilities, which list includes the names of the Persons to whom the Additional Liabilities are owed (the “Additional Liabilities Obligees”), the amounts owed to each Additional Liabilities Obligee, the dates payment of the Additional Liabilities are due and the penalties associated with late payment thereof. Notwithstanding any other provision of this Agreement, after the Effective Time, the Company and/or Parent may settle and resolve the Additional Liabilities as Parent decides in its sole discretion, including, without limitation, by paying the Additional Liabilities Obligees less than the entire amount of the Additional Liabilities as of the Effective Time.

5.24.                     Secured Payment Items. Schedule 5.24 sets forth, as of the date hereof a good faith estimate of and, as of the Closing Date, a true and accurate list of (i) certain specified liabilities of the Company (the “Secured Payment Items”), which in the aggregate shall not exceed $250,000, and (ii) certain accounts receivable and other unbilled receivables of the Company (“Payment Assets”). Between the Effective Time and four (4) months after the Effective Time (the “Collection Period”), Parent shall use any amounts that Parent collects during the Collection Period with respect to Payment Assets (the “Collected Amounts”) to satisfy and pay the Secured Payment Items. At any time between the last day of the Collection Period (the “Payment Settlement Date”) and the Expiration Date, Escrow Agent shall, subject to the provisions of the Escrow Agreement, deliver to Parent out of the Escrow Fund for cancellation, a number of shares of Parent Common Stock having a value equal to the amount by which the aggregate dollar amount of the Secured Payment Items exceeds the aggregate Collected Amounts as of the Payment Settlement Date (the “Payment Differential”), without regard to the provisions of Section 7.2(b)(iii), and within three (3) business days following such delivery, Parent shall satisfy and pay the remaining balance on the Secured Payment Items represented by the Payment Differential. For purpose of payment to Parent of the Payment Differential, Parent Common Stock shall be valued at the Parent Common Stock Price based upon the Payment Settlement Date instead of the Closing Date.

5.25.                     Acknowledgment and Assumption of Certain Options. During the Pre-Closing Period, the Company shall use reasonable good faith efforts to obtain customary acknowledgements from the holders of Company Options that were not issued under the Company Stock Option Plan that such Company Options will be assumed by Parent and converted into options to purchase shares of Parent Common Stock as described in Section 1.6(b) of this Agreement.

5.26                        Audited Financial Statements. Company shall use best efforts to cause Parent to receive correct and complete copies of audited financial statements of the Company consisting of a balance sheet of the Company as of December 31, 2003 and the related statement of operations, statement of changes in stockholders’ deficiency and statement of cash flows for the 12-month period then ended (collectively, the “2003 Audited Financials”) within five (5) business days of the date of this Agreement.

ARTICLE VI
CONDITIONS TO THE SHARE EXCHANGE

6.1          Conditions Precedent to Obligations of Each Party. The obligation of each party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                  No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Body having jurisdiction and shall remain in effect, and there shall not be any applicable Legal Requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.

(b)                                 Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a Material Adverse Effect on Parent or the Company shall have been obtained, made or occurred.

(c)                                  Company Shareholder Approval. The requisite Shareholders of the Company entitled to vote on or consent to this Agreement and the Share Exchange in accordance with Pennsylvania BCL and the Company Charter shall have adopted and approved this Agreement and the Share Exchange.

6.2                               Conditions Precedent to Obligations of Parent. The obligations of Parent to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

(b)                                 Consents. All Consents set forth on Schedule 2.22(b) shall have been obtained, made or given and shall be in full force and effect.

(c)                                  Company Shareholder Approval. This Agreement shall have been approved and adopted, and the Share Exchange shall have been duly approved, by Shareholders holding a number of shares of Company Capital Stock equal to a minimum of 80% of the number of shares of Company Capital Stock issued and outstanding on the date on which the Board of Directors of the Company shall establish as the record date for purposes of such approval, and in compliance with applicable law, the Company Charter and Company Bylaws, in each case as amended, and any agreement to which the Company is a party or by which it is bound.

(d)                                 Certain Payments. Except as set forth in Section 6.2(d) of Company Disclosure Schedule, any amount payable as a result of transactions contemplated by this Agreement to an employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, compensation, severance or termination agreement or other Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)                                  Limitation on Dissent. No more than five percent (5%) of the Company Capital Stock outstanding immediately prior to the Effective Time shall constitute Dissenting Shares.

(f)                                    Closing Date Balance Sheet; Total Liabilities. Parent shall have received the Closing Date Balance Sheet, certified by the Chief Executive Officer of the Company as being true and correct, and Total Liabilities as of the Closing Date shall not exceed the Total Liability Cap.

(g)                                 Termination of 401(k) Plan. Unless otherwise requested by Parent pursuant to Section 5.7, the Board of Directors of the Company shall have adopted resolutions terminating the Company’s 401(k) Plan effective immediately prior to the Closing.

(h)                                 Ancillary Agreements. The Company shall have executed and delivered to Parent the Escrow Agreement and any other Ancillary Agreements contemplated by this Agreement to which the Company is a signatory.

(i)                                     Employment Arrangements. The Key Employees and Key Personnel shall continue to be employees of or consultants to the Company. The Key Employees and shall have entered into written employment or consulting arrangements reasonably satisfactory to Parent.

(j)                                     Resignations of Directors and Officers. The directors and officers of the Company shall have signed and tendered their resignation from their position as officers and directors of the Company, in each case effective as of the Effective Time.

(k)                                  Termination of Certain Agreements. The Securities Agreement and the Shareholders’ Agreement shall have been terminated, effective as of the day immediately preceding the Closing Date, and Parent shall have received evidence of such terminations in form and substance reasonably satisfactory to Parent.

(l)                                     Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its Chief Executive Officer as to the satisfaction of the conditions set forth in Section 6.2(a).

(m)                               Secretary’s Certificate. Parent shall have received from the Company a certificate, executed by the Secretary of the Company, certifying that (i) attached as exhibits thereto are true and complete copies of the Company Charter and the Company Bylaws, each as in effect as of Closing, and (ii) attached as exhibits thereto are true and complete copies of resolutions duly adopted by the Board of Directors and Shareholders of the Company, approving the Agreement, the Share Exchange and the other transactions contemplated hereby, which resolutions remain in full force and effect as of the Closing and are the only resolutions so adopted with respect to the transactions contemplated hereby.

(n)                                 No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

(o)                                 Claims. After the date of this Agreement, no Person shall have (i) commenced, or shall have notified either Parent or Company that it intends to commence, a

Legal Proceeding or (ii) provided Parent or Company with written notice, in either case which allege(s) that any of the Intellectual Property presently embodied, or proposed to be embodied, in any Company Product infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice, or otherwise alleges that Company does not otherwise own or have the right to exploit such Intellectual Property.

(p)                                 Shareholder Representation Letters. Shareholders holding at least 80% of the outstanding Company Capital Stock shall have executed and delivered to Parent a Shareholder Representation Letter , and Parent shall be reasonably satisfied that the issuance of Parent Common Stock pursuant to the Share Exchange is exempt from the registration requirements of the Securities Act.

(r)                                    Escrow Agreement. The Company and the Shareholders’ Agent shall have executed and delivered the Escrow Agreement.

(s)                                  Termination of Employment Agreements. The Company shall have delivered evidence reasonably satisfactory to Parent that all employment agreements between the Company and the Company’s employees have been terminated, effective immediately prior to the Closing.

(t)                                    Offer Letters. The Company shall have delivered to Parent all offer letters for employment with or consulting to Parent in form and substance reasonably satisfactory to Parent that are executed by the Continuing Employees, which offer letters may provide for a release of claims by the employee against the Company for periods through the Closing Date.

(u)                                 Legal Opinion. Parent shall have received a legal opinion from Ballard Spahr Andrews & Ingersoll, LLP, legal counsel to the Company, in substantially the form attached hereto as Exhibit G.

(v)                                 2003 Audited Company Financials. Parent shall have received the 2003 Audited Financials.

6.3                               Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

(b)                                 Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Section 6.3(a) have been satisfied.

(c)                                  No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of Parent that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Parent.

(d)                                 Secretary’s Certificate. The Company shall have received from Parent a certificate, executed by the Secretary of Parent, certifying that (i) attached as exhibits thereto are true and complete copies of Parent’s Certificate of Incorporation and Parent’s Bylaws, each as in effect as of Closing, and (ii) attached as exhibits thereto are true and complete copies of resolutions duly adopted by the Board of Directors of Parent, approving the Agreement, the Share Exchange and the other transactions contemplated hereby, which resolutions remain in full force and effect as of the Closing and are the only resolutions so adopted with respect to the transactions contemplated hereby.

(e)                                  Ancillary Agreements. Parent shall have executed and delivered to the Company the Escrow Agreement and any other Ancillary Agreements contemplated by this Agreement to which Parent is a signatory.

(f)                                    Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement.

(g)                                 NDA Filing. Parent shall have filed the New Drug Application for Cellegesic with FDA.

(h)                                 Legal Opinion. The Company shall have received a legal opinion from Weintraub Genshlea Chediak Sproul, a law corporation, legal counsel to Parent, in substantially the form attached hereto as an Exhibit H.

ARTICLE VII
INDEMNIFICATION AND ESCROW

7.1                               Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of Parent or the Company (whether pursuant to Section 5.2 or otherwise), each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in (a) this Agreement, (b) the Ancillary Agreements or (c) any instrument delivered pursuant to this Agreement or any of the Ancillary Agreements. All of the representations, warranties, covenants and agreements of the Parent contained in this Agreement, the Ancillary Agreements or any instrument delivered pursuant to this Agreement or any of the Ancillary Agreements shall terminate, expire and be of no further force and effect as of the Effective Time, except for those covenants of Parent which by their terms expressly apply to periods after the Effective Time (including, without limitation, Parents’ obligation to make Earn-Out Payments under Section 1.6(c)(iv)). All of the representations, warranties, covenants and agreements of the Company and contained in this Agreement, the Ancillary Agreements or any instrument delivered pursuant to this Agreement or any of the Ancillary Agreements shall survive the Share Exchange and continue until six (6) months from the Closing Date (the “Expiration Date”).

7.2                               Escrow and Indemnification.

(a)                                  Escrow Fund.

(i)                                     At or promptly after the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, a third party institution satisfactory to Parent and the Company as escrow agent (the “Escrow Agent”), such deposit and any Additional Escrow Shares as defined in Section 7.2(a)(ii) to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit F. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Shareholders. In the event Parent issues any Additional Escrow Shares, such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

(ii)                                  Except for dividends paid in stock declared with respect to the Escrow Shares (“Additional Escrow Shares”), which shall be treated as Escrow Shares pursuant to this Section 7.2, all references in this Section 7.2 to the term “Escrow Shares” shall be deemed to include any Additional Escrow Shares. Any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the Shareholders of the Company on a pro rata basis based upon their respective interests in the Escrow Fund at the time of distribution (in each case, such Shareholder’s “Pro Rata Share”). Each Shareholder of the Company will have voting rights with respect to such Shareholder’s Pro Rata Share of the Escrow Shares deposited in the Escrow Fund so long as such Escrow Shares are held in escrow, and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement, each Shareholder of the Company will retain and will be able to exercise all other incidents of ownership of such Shareholder’s Pro Rata Share of the Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

(b)                                 Indemnification.

(i)                                     Indemnification by Shareholders. Subject to the limitations set forth in this Section 7.2, the Shareholders will, severally and not jointly, and in accordance with each such Shareholder’s Pro Rata Share of the Escrow Fund, indemnify and hold harmless Parent and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Parent within the meaning of the Securities Act (individually a “Parent Indemnified Person” and collectively the “Parent Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses, claims, demands, actions, and causes of action, including, legal fees and expenses of investigation (collectively, “Damages”) arising out of, resulting from or incident to (i) any material (which term shall be defined for this purpose as any misrepresentation or breach individually resulting in a claim for Damages in excess of $5,000), misrepresentation or breach of any of the representations, warranties, covenants and agreements given or made by (A) the Company in this Agreement, the Company Disclosure Schedule, any exhibit or schedule to this Agreement, or any Ancillary Agreement, or (B) the Shareholders in the Shareholder Representation Letters (subject to Section 7.2(b)(ii)(A) below), and (ii) any Excess Liabilities (to the extent that such Excess Liabilities were not deducted from the Exchange Shares); and (iii) any material deviations in actual liabilities compared to any estimated liabilities as reflected in the Closing Balance Sheet (material shall be defined for this purpose as any increase in actual liabilities compared to estimated liabilities of $5,000 or more, determined net of any decrease in actual liabilities compared to estimated liabilities), to the extent such deviations increased Total Liabilities over the Total Liability Cap. Except as set forth in Section 7.2(b)(ii), the sole recourse of the Parent Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Parent Indemnified Persons for any Damages in connection with this Agreement or the transactions contemplated hereby. The parties shall cooperate in the administration of this Article VII to ensure that there is no double-counting for claims.

(ii)                                  No Limitation. Nothing in this Agreement shall limit the liability in amount or otherwise (A) of any Company Shareholder as a Company Shareholder in connection with any breach by such Shareholder of any representation or covenant in its Voting Agreement, the Shareholder Representation Letter or in any Ancillary Agreement to which such Shareholder is a party; provided that only the Shareholder in breach shall be liable or responsible for Damages arising out of such breach, or (B) of Parent, the Company (including Parent’s or the Company’s respective officers and directors) or any Company Shareholder with respect to its or their fraud or intentional misrepresentations.

(iii)                               Deductible for Claims. No claim for Damages shall be made under Section 7.2 unless the aggregate of Damages exceeds $100,000 for which claims are made hereunder by the Parent Indemnified Persons, in which case the Parent Indemnified Person shall be entitled to seek compensation for all Damages.

(c)                                  Expiration Date; Release From Escrow.

(i)                                     The Escrow Fund shall terminate upon the Expiration Date; provided, however, that a portion of the Escrow Fund that, in the reasonable judgment of Parent (and subject to the objection of the Shareholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(f)), is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined below) delivered to the Escrow Agent on or prior to the Expiration Date, with respect to facts and circumstances existing on or prior to the Expiration Date (the “Disputed Portion”), shall remain in the Escrow Fund until such claims have been resolved. Notwithstanding the foregoing, any portion of the Disputed Portion that does not relate to a third-party claim which may result in a demand against the Escrow Fund shall be distributed to the Shareholders as provided in Section 7.2(c)(ii) hereof on the date eighteen (18) months after the Expiration Date.

(ii)                                  If any Escrow Shares remain in the Escrow Fund on the Expiration Date, within two (2) business days after such date (the “Release Date”), the Escrow Agent shall release from escrow to the Shareholders their Pro Rata Share of the Escrow Shares less the Disputed Portion, if any. Any Disputed Portion shall be released to the Shareholders according to their Pro Rata Share of such Disputed Portion or released to Parent (as appropriate) promptly upon resolution of each specific indemnification claim for Damages involved. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. No fractional shares shall be released and delivered from Escrow to the Shareholders. In lieu of any fraction of an Escrow Share to which a Shareholder would otherwise be entitled, such Shareholder will receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Parent Common Stock Price.

(iii)                               No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Shareholder, prior to the delivery to such Shareholder of such Shareholder’s Pro Rata Portion of the Escrow Fund by the Escrow Agent as provided herein.

(iv)                              The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Parent will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

(d)                                 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Expiration Date of a certificate signed by any officer of Parent (an “Officer’s Certificate”) alleging in that Damages exist or are reasonably anticipated, and specifying in reasonable detail (if known) the individual items of such Damages included in the amount so stated, the date each such item was paid, accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 7.2, deliver to Parent out of the Escrow Fund, as promptly as practicable but in accordance with Section 7.2(e), Parent Common Stock or other assets held in the Escrow Fund having a value equal to such Damages. For the purpose of compensating Parent for its Damages pursuant to this Agreement, the Parent Common Stock in the Escrow Fund shall be valued at the Parent Common Stock Price based on the date of calculation under this Section 7.2(d) instead on the Closing Date.

(e)                                  Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent. For a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Parent Common Stock or other property pursuant to Section 7.2(d) unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Parent Common Stock or other property in the Escrow Fund in accordance with Section 7.2(d), provided that no such payment or delivery may be made if the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Parent prior to the expiration of such thirty (30) day period.

(f)                                    Resolution of Conflicts and Arbitration.

(i)                                     If the Shareholders’ Agent objects in writing to any claim or claims made by Parent in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate by Parent to the Shareholders’ Agent, the Shareholders’ Agent and Parent shall attempt in good faith for a period of not to exceed 30 days to agree upon the rights of the respective parties with respect to each such claim. If the Shareholders’ Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the appropriate portion of the Escrow Amount from the Escrow Fund in accordance with the terms of the memorandum.

(ii)                                  If no such agreement can be reached after good faith negotiation within such 30-day period, either Parent or the Shareholders’ Agent may demand arbitration of any such matter; provided, however, that if the amount of the Damages at issue is the subject of pending litigation with a third party, arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. In either such event, the matter shall be settled by binding arbitration in Wilmington, Delaware under the American Arbitration Association (“AAA”) International Arbitration Rules and Supplemental Procedures for Large Complex Disputes (the “AAA Rules”) by one arbitrator. The arbitration shall be conducted by a neutral arbitrator who is independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. If the parties are unable to agree to an arbitrator, the arbitrator shall be appointed by AAA in accordance with the AAA Rules, upon the application of either party. Any appeal shall be heard and decided by a panel of three neutral arbitrators selected from the same panel as the initial arbitrator. The parties shall use their commercially reasonable efforts to cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable, including but not limited to, providing such documents and making available such of their personnel as the arbitrator may request, so that the arbitrator’s decision on the matter may be timely. The arbitrator shall have the power to decide all questions of arbitrability. The parties to the arbitration may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgement of the powers of the arbitrators but shall not otherwise have the rights to remove the proceedings to a court or supersede the arbitration by a judicial proceeding except by mutual consent. The parties hereto agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award punitive or exemplary damages against any party and that the remedy or relief granted by the arbitrator must be consistent with the remedies and limitations set forth in this Agreement. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its reasonable costs and fees, including, without limitation, AAA administrative fees, arbitrator fees and attorney’s fees. Unless and until the arbitrator decides that one party is to apply for all (or share) of such expenses, or unless otherwise set forth in this Agreement, both parties shall share equally in the payment of the arbitrator’s fees as and when billed by the arbitrator.

(iii)          Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrator. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has issued stock that is publicly traded, the party may make such disclosures it believes are appropriate under applicable securities laws or stock exchange listing requirements.

(iv)          The Escrow Agent shall be entitled to act in accordance with such judgment and make or withhold payments out of the Escrow Fund in accordance therewith. Promptly following its receipt thereof, the Escrow Agent shall distribute the Escrow Shares in accordance with the terms of the arbitration award and/or the judgment in accordance with the procedures specified in Section 7.2(d) hereof.

(g)                                 Recoveries. The amount of indemnifiable Damages required to be paid under this Article VII shall be reduced by (or if already paid, shall be promptly repaid in the amount of) any recoveries actually received by an Parent Indemnified Person under insurance policies or other form of payment received from a third party.

(h)                                 Shareholders’ Agent.

(i)            Warburg, Pincus Equity Partners, L.P. shall be constituted and appointed as agent (“Shareholders’ Agent”) for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to Parent of the Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries to make claims on behalf of the Shareholders pursuant to Section 7.2(e) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days’ prior written notice to Parent. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Company shareholders. Shareholders’ Agent shall be under no obligation to forward any information it receives from Parent under Section 1.6(c)(iv) to any Shareholder or otherwise keep the Shareholders informed about matters relating to the development of C31G or the milestones.

(ii)                                  Except for fraud, the Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent. The Shareholders shall severally indemnify and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred in the absence of bad faith or fraud on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement.

(iii)                               The Shareholders’ Agent shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(i)                                     Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all the Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such the Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such the Company Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

(j)                                     Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Shareholders’ Agent of such claim, and the Shareholders’ Agent and the Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of Parent which shall not be unreasonably withheld. Parent shall control the defense and settlement of any such claim. Whether or not the Shareholders’ Agent participates in the defense of such claim, Parent shall be entitled to compromise or settle such claim; provided, however, that Parent shall not compromise or settle such claim without the prior written consent of the Shareholders’ Agent, such consent not to be unreasonably withheld. In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall have no power or authority to object under Section 7.2(e) or any other provision of this Section 7.2 to any claim by Parent against the Escrow Fund for indemnity with respect to such settlement for the amount of the settlement.

ARTICLE VIII
TERMINATION PROVISIONS

8.1                               Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s Shareholders):

(a)                                  by mutual written consent of Parent and the Company;

(b)                                 by either Parent or the Company if: (i) the Share Exchange shall not have been consummated by November 15, 2004, provided, however, that the right to terminate this Agreement under this clause “(i)” shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Share Exchange; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Share Exchange by any Governmental Entity having jurisdiction that would make consummation of the Share Exchange illegal;

(c)                                  by Parent if there shall be any action taken, or any law or rule enacted, promulgated or issued or deemed applicable to the Share Exchange, by any Governmental Entity having jurisdiction, which would: (i) prohibit Parent’s ownership or operation of all or any portion of the business of the Company; (ii) compel Parent to dispose of or hold separate all or any portion of the Assets and Properties of the Company, or limit its operation of the Company’s business, as a result of the Share Exchange; or (iii) materially reduce the amount of funding available for pre-clinical or clinical studies and trials relating to any Company Products unless such reduction or potential for such reduction is disclosed on the Company Disclosure Schedule;

(d)                                 by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreements on the part of the Company and such breach has not been cured within ten (10) calendar days after written notice to the Company; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(e)                                  by Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreements on the part of Parent and such breach has not been cured within ten (10) calendar days after written notice to Parent; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(f)                                    by Parent if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on the Company, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company;

(g)                                 by the Company if, since the date of this Agreement, there shall have occurred any Material Adverse Effect on Parent, or there shall have occurred any event or circumstance that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent;

(h)                                 by Parent if there has been a breach of any representation, warranty, covenant or agreement contained in any Voting Agreement on the part of any Shareholder party thereto that has a material and adverse impact on Parent’s ability to consummate the Share Exchange; or

If any event, condition, fact or circumstance occurs, arises or is first discovered after execution of this Agreement that would (a) prevent Closing unless the existence of such event, condition, fact or circumstance were waived as a bar to Closing under Section 6.2 or 6.3 by the appropriate party, or (b) provide a party hereto the right to terminate this Agreement under this Section 8.1, then the party who has the ability to waive such bar to Closing and/or such termination right, shall notify the other party within ten (10) business days (or, if the Closing Date is sooner, then as soon as reasonably practicable) after the party obtains knowledge of such occurrence or discovery, that it will not waive such bar to Closing or will terminate this Agreement, in which case this Agreement will immediately terminate in either case. If no such notice is provided, then such party will be deemed to have waived such bar to Closing and/or such party’s right to terminate (but not such party’s right to recover Damages under Article VII of this Agreement based on such event, condition, fact or circumstance) unless such event, condition, fact or circumstance could change or be cured before the Closing Date, in each case, with respect to only such event, condition, fact or circumstance.

8.2                               Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 5.3, Section 5.6 and Section 5.13 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any breach of any covenant contained in this Agreement.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2                               Waiver.

(a)                                  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                 No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3                               Entire Agreement; Counterparts. This Agreement, the Ancillary Agreements and the documents, instruments and other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.4                               Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, except to the extent that the Pennsylvania BCL are applicable to corporate law matters relating to the Share Exchange, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise provided under this Agreement, in any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.7.

9.5                               Attorneys’ Fees. Except as otherwise provided under this Agreement, in any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.6                               Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Section 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7                               Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be given by means of hand delivery, registered mail, courier or express delivery service, or facsimile. Notices shall be deemed delivered and received (i) upon delivery delivered by hand, (ii) three (3) business days after deposit in the U.S. mails, certified or registered mail, (iii) one (l) business day after delivery to a reputable overnight courier service for next business-day delivery (with confirmation of delivery), or (iv) one (1) business day after transmission by facsimile (with confirmation of delivery). Notices shall be given to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Cellegy Pharmaceuticals, Inc.
349 Oyster Point Blvd., Suite 200
South San Francisco, CA 94080
Attention: Chief Financial Officer
Telephone No.: (650) 616-2200
Facsimile No.:  (650) 616-2222

with a copy to (which copy shall not constitute notice):

C. Kevin Kelso
Weintraub Genshlea Chediak Sproul
400 Capitol Mall, 11th Floor
Sacramento, California 95814
Telephone: (916) 558-6000
Fax: (916) 446-1611
Email:  kkelso@weintraub.com

if to the Company:

Biosyn, Inc.
1800 Byberry Road, Building 18
Huntingdon Valley, PA 19006
Attention: Anne-Marie Corner
Telephone No.: (215) 914-0900
Facsimile No.: (215) 914-0914

with a copy to:

Jennifer Miller
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Telephone No.: (215) 864-8619
Facsimile No.: (215) 864-8999
Email:  millerje@ballardspahr.com

9.8                               Cooperation. The Company agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.9                               Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                                 The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)                                  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.10                        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11                        Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CELLEGY PHARMACEUTICALS, INC.

By:	/s/ K. M. Forrest

Name:	K. M. FORREST
Title:	Chief Executive Officer

BIOSYN, INC.

By:	/s/ Anne Marie Corner

Name:	ANNE MARIE CORNER
Title:	President & CEO

EXHIBIT E

EARN-OUT PAYMENT MILESTONES

A maximum of $15,000,000 is potentially payable under the Earn-Out Payments, as follows:

1.                                       $15 million upon the earlier to occur of (i) approval by the U.S. Food and Drug Administration of the Company’s C31G product for the indications of contraception and the prevention of HIV, or (ii) the first arm’s length commercial sale of the Company’s C31G product in finished form, packaged and labeled for sale to an unaffiliated third party by Parent, a subsidiary of Parent, or Parent’s licensee, sublicensee approved by Parent or any third party approved by Parent with rights to market C31G (each such licensee, sublicense or other third party referred to as an “Approved Third Party”), in the United States based on any regulatory approval for any indication.

2.                                       $2 million upon the first arm’s length commercial sale of the Company’s C31G product in finished form, packaged and labeled for sale to an unaffiliated third party by Parent (or a subsidiary of Parent or any Approved Third Party) in Japan based on any regulatory approval for any indication.

3.                                       $1 million per country upon the first arm’s length commercial sale of the Company’s C31G product in finished form, packaged and labeled for sale to an unaffiliated third party by Parent (or a subsidiary of Parent or any Approved Third Party) in Germany, France and the United Kingdom based on any regulatory approval for any indication.

If payments are made under paragraphs 2 or 3 above before any payments are made under paragraph 1 above, then the amount payable under paragraph 1 above shall be reduced by such payment under paragraphs 2 or 3. If the payment under paragraph 1 is made first, then no further Earn-Out Payments shall be payable.

A-16